UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 13, 2014

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

131 Bloor Street West, Suite 200/372
Toronto, Ontario, Canada M5S 1R8
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 8 - OTHER EVENTS

ITEM 8.01 OTHER EVENTS

On February 13, 2014, the Board of Directors of Epcylon Technologies, Inc., a Nevada corporation (the "Company"), announced the ongoing formalization of that certain teaming agreement dated June 7, 2013 (the "Teaming Agreement") between the Company (then known as "Mobile Integrated Systems, Inc."), and OmegaGroup Middle East, registered in Ajman, United Arab Emirates and acting as the holding company for OmegaGroup International, and Omega SmartBuild (hereinafter known as "Omega"). The ongoing formalization of the Teaming Agreement has resulted in the creation of Omega SmartBuild Americas as a wholly-owned subsidiary of the Company ("Omega SmatBuild"), and First Omega registered in the Akwasasne First Nations Reserve ("First Nations").

Within the spirit of the Teaming Agreement, the Company and Omega have generally agreed to work together on establishing exclusive licensing agreements for the Company and developing a sales channel for further exclusive technology licensing opportunities of Omega and Omega partner companies. This includes access to Omega's global network for the Company's products and services and technology acquisition and transfer via a dedicated division of the Company.

In light of the Company's recent restructuring of management and formalization of the Teaming Agreement, the Company and Omega have agreed to further expand their linked management, joint offices and project pipeline. Omega SmartBuild has identified specific projects with its joint venture with First Nations in the field of sustainable off-grid biomass energy production in North America.

In anticipation of the final execution of the Teaming Agreement, the Company will file a subsequent Current Report on Form 8-K together with the Teaming Agreement providing further disclosure of the definitive terms and provisions.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

99.1	Press Release dated February 13, 2014 of Epcylon Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.
DATE: February 13, 2014	/s/ Cato Kemmler
Name: Cato Kemmler
Title: President